Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140300) pertaining to the 2007 Equity Incentive Plan of Meruelo Maddux Properties, Inc. and Subsidiary of our report dated March 29, 2007 with respect to the combined financial statements and schedule of Meruelo Maddux Properties Predecessor, and our report dated March 29, 2007 with respect to the consolidated balance sheet of Meruelo Maddux Properties, Inc. and Subsidiary as of December 31, 2006, both included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Los Angeles, California
March 30, 2007